United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: April 28, 2022
(Date of Earliest Event Reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)

(858) 284-5000
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	O	New York Stock Exchange
1.125% Notes due 2027	O27A	New York Stock Exchange
1.875% Notes due 2027	O27B	New York Stock Exchange
1.625% Notes due 2030	O30	New York Stock Exchange
1.750% Notes due 2033	O33A	New York Stock Exchange
2.500% Notes due 2042	O42	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 ( §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On April 28, 2022, Realty Income Corporation (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein. The Credit Agreement amends and restates, in its entirety, that certain Second Amended and Restated Credit Agreement, dated as of August 7, 2019 (as amended, the “Prior Credit Agreement”), among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein.

The Credit Agreement amends and restates the Prior Credit Agreement in order to, among other things, increase the total available borrowings under the unsecured revolving credit facility to up to $4.25 billion, which consists of two multicurrency revolving facility tranches (collectively, the “Revolving Credit Facility”) and extend the initial maturity of the Revolving Credit Facility to June 2026. The Revolving Credit Facility permits the Company to borrow in up to four currencies (including U.S. Dollars) under the $3.25 billion tranche and in up to 14 currencies (including U.S. Dollars) under the $1.00 billion tranche. The capacity of the Revolving Credit Facility can be increased to $5.25 billion pursuant to an accordion expansion feature, which is subject to obtaining lender commitments. The Revolving Credit Facility also includes two six-month extensions that can be exercised at the Company’s option on the terms as set forth in the Credit Agreement.

Borrowings under the Revolving Credit Facility bear interest at different benchmark rates based on the currency of the borrowings, including SONIA (the Sterling Overnight Index Average) for borrowings denominated in Sterling, EURIBOR for borrowings denominated in Euros, and SOFR (the secured overnight financing rate as administered by the Federal Reserve Bank of New York) for borrowings denominated in U.S. Dollars, in each case, as defined and subject to certain adjustments specified in the Credit Agreement, as applicable, plus an Applicable Margin, as defined in the Credit Agreement, based on the Company’s credit ratings. The current Applicable Margin for the Revolving Credit Facility equals 0.725% per annum, as defined in the Credit Agreement, based on the Company’s current investment grade credit ratings. An applicable commitment fee is payable on the amount of the Revolving Commitments, as defined in the Credit Agreement, based on the Company’s credit ratings. The current applicable commitment fee for the Revolving Credit Facility equals 0.125% per annum based on the Company’s current investment grade credit ratings. The Credit Agreement also permits the Company to request that the Tranche 1 Revolving Lenders, as defined in the Credit Agreement, make Tranche 1 Revolving Loans, as defined in the Credit Agreement, in the form of Bid Rate Loans as further described in the Credit Agreement.

Borrowings under the existing $250.0 million senior unsecured term loan maturing March 24, 2024 bear interest at SOFR plus certain adjustments specified in the Credit Agreement, plus 0.85%, in each case, based on the Company’s current investment grade credit ratings.

The Credit Agreement contains customary and other affirmative covenants, including financial reporting requirements, negative covenants, including maintenance of certain financial requirements, and other customary events of default.

The foregoing description of the Credit Agreement is not, and does not purport to be, complete and is qualified in its entirety by reference to a copy of the Credit Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth in Item 1.01 regarding the termination of the Prior Credit Agreement is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Third Amended and Restated Credit Agreement among the Company, as Borrower, the lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties named therein.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2022	REALTY INCOME CORPORATION

	By:	/s/ MICHELLE BUSHORE
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary